EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Reports
Net Income of $10.4 Million
($1.17 per Diluted Share) for Full Year 2005

Summary:
•	Earnings of $1.17 per diluted share to common shareholders in 2005 compared to $0.31 per share in 2004 includes:
–	Operating income
–	Operating income from coal operations of $32.1 million for 2005 compared to $37.2 million for 2004
–	Operating income from independent power operations of $10.7 million in 2005 compared to $11.7 million in 2004
–	A decrease in heritage costs of $5.6 million due primarily to updated black lung benefit actuarial projections
–	A $12.9 million income tax benefit from continuing operations compared to $6.9 million in 2004 reflecting updated projections
–	A $1.6 million benefit net of taxes from a change in accounting principle related to workers' compensation liabilities
–	Record safety performance at Company-operated mines

Colorado Springs, CO – March 31, 2006 — Westmoreland Coal Company (AMEX:WLB) today reported earnings applicable to common shareholders of $10.4 million ($1.17 per diluted common share) for the year ended December 31, 2005. This compares to net income applicable to common shareholders of $2.7 million ($0.31 per diluted common share) for the year ended December 31, 2004. Results for 2005 were significantly increased by a $12.9 million income tax benefit related to updated projections of future taxable income and a $1.6 million benefit (net of taxes) from a change in accounting principle related to workers’ compensation liabilities as explained later in this report.

2005 Operating Income

Coal

Operating income from coal operations was $32.1 million for 2005 compared to $37.2 million for 2004. Operating income for the coal segment for 2005 includes $2.4 million in additional cost reimbursement at the Jewett Mine for coal shipped in 2004. Operating income in 2004 includes $8.8 million in operating income from retroactive price adjustments awarded in arbitration for coal shipped between July, 2001 and December, 2003, but does not include the $2.4 million at the Jewett Mine for cost reimbursement. With these adjustments 2005 operating income was essentially flat compared to 2004. The 2005 operating results were achieved in spite of higher diesel fuel and other commodity price increases as well as higher selling and administrative, and depreciation, depletion and amortization expenses.

Coal revenues were up 13% to $362.0 million for 2005. This compares to coal revenues of $320.3 million in 2004 (which figure includes $13.0 million for coal shipped in years prior to 2004 under the retroactive arbitration award to Colstrip Units 1 & 2 before related production taxes and royalties). Coal revenues increased 18% year over year net of the arbitration award.

The Company sold 30.0 million tons in 2005 compared to 29.0 million tons in 2004. Tons sold from the Rosebud Mine increased 6% in 2005 compared to 2004, making Rosebud the highest producing coal mine in Montana in 2005. The Jewett Mine celebrated its 20th year of operation with an increase of 8% in tons sold over 2004 levels. The lower sales at the Jewett Mine in 2004 were primarily the result of heavy rain, flooding and ground saturation. The Absaloka Mine had the third highest sales year in its history, nearly tying sales levels in 2004. Coal sales from the Beulah Mine decreased 6% due to customer outages, and sales from the Savage Mine were also lower in 2005 than in 2004.

Cost of coal sales increased 16% to $290.0 million in 2005 compared to $249.3 million in 2004 primarily as a result of the increased number of tons produced, higher commodity prices (especially for diesel fuel, electricity and explosives), higher stripping ratios at the Beulah and Rosebud mines, and the cost of transitioning the Jewett Mine to a new mining plan. Very difficult mining conditions and unusually heavy rainfall increased costs significantly at the Beulah Mine in 2005. Arrangements with most customers of Company-operated mines provide for the recovery of certain commodity cost increases using various bases and indices, which, under certain contracts, may lag from one to four quarters. Arrangements with Westmoreland Resources, Inc.‘s (WRI) contract miner provide protection against cost inflation at the Absaloka Mine. Without the increase in production taxes and royalties related to the Colstrip Units 1&2 retroactive adjustment in 2004, cost of sales increased 18%.

Selling and administrative costs in the coal segment increased to $22.3 million for 2005 compared to $19.0 million for 2004. The increase was primarily a result of costs related to a Company-wide information technology system implementation at the Rosebud Mine and higher legal fees at the Absaloka Mine related to the arbitration of the contract mining price for a new mining area which could be developed beginning in late 2006.

Depreciation, depletion and amortization costs increased to $17.5 million in 2005 compared to $14.8 million in 2004 as a result of increased capital investment at the mines over the past year. The increased capital relates to continued mine development and the replacement of mining equipment. Coal segment capital expenditures were $18.2 million in 2005 compared to $17.7 in 2004.

Independent Power

Operating income for the independent power segment was $10.7 million in 2005 compared to $11.7 million in 2004. For 2005 and 2004, the ROVA Project produced 1,601,000 and 1,625,000 megawatt hours, respectively, and achieved capacity factors of 87% in 2005 and 88% in 2004. The slightly lower capacity factor in 2005 was the result of increased start-up hours after scheduled outages. The ROVA I and II plants also had more scheduled outage hours for planned repairs that decreased the capacity factor, and both units experienced more unscheduled outages in 2005 than in 2004. Equity in earnings for 2005 and 2004 was reduced by $2.7 and $2.0 million, respectively, for additional tax expense associated with higher Halifax County, NC personal property tax assessments from prior years, which were unsuccessfully contested. Most of these claims were paid to Halifax County in early 2006.

Corporate

Total expenses for the corporate segment, which includes all costs not otherwise classified, including corporate office charges, heritage health benefit expenses and business development expenses, were $38.5 million in 2005 compared to $44.1 million in 2004. Heritage costs decreased $5.6 million in 2005 compared to 2004 as the result of a credit of $3.1 million in 2005 for updated black lung benefits actuarial projections, a $0.9 million reduction in workers’ compensation expense resulting from the conclusion of case study audits of active claims, and an $0.8 million reduction in the UMWA Combined Benefit Fund (CBF) costs due to lower premiums as a result of successful litigation. Compensation costs (due to an increase in the number of employees required to pursue the Company’s growth initiatives and in the finance and accounting area for reporting, compliance and capital formation purposes), professional and consulting fees (largely related to Sarbanes-Oxley compliance activities) and legal fees were higher in 2005 than in 2004. We also incurred higher costs for our on-going implementation of a new company-wide information technology system. These increases were offset by a reduction in long-term incentive compensation expense as result of the decline in the market price of the Company’s common stock in 2005 which resulted in a $1.4 million benefit compared to an expense of $2.3 million in 2004.

2005 Income Tax Benefit

An income tax benefit of $12.9 million was recognized in 2005 compared to a benefit of $6.9 million in 2004 as a result of higher projections of future taxable income.

Change in Accounting Principle

Effective January 1, 2005, the Company changed its method of accounting for workers’ compensation liabilities. Under the new method, the liability is recorded on a discounted basis. The gross obligation is actuarially determined using various assumptions. The Company believes this change is preferable since it aligns the accounting of workers’ compensation liabilities with the Company’s other long-term employee benefit obligations, which are recorded on a discounted basis. This change resulted in the Company recording a $2.7 million benefit ($1.6 million net of tax) from the cumulative effect of change in accounting principle. The benefit from discounting was largely offset by increased claims experience and revised actuarial projections as reflected in higher operating expenses.

2005 Cash Flows

Cash provided by operating activities was $28.8 million for the full year 2005 compared to $9.5 million for 2004. Cash from operations in 2005 compared to 2004 increased as a result of more tons sold and higher prices at the Jewett Mine; significantly higher distributions from the ROVA Project in 2005 compared to 2004; a decline in mandatory contributions to defined benefit pension plans in 2005 compared to 2004; a payment received at the Jewett Mine of $2.4 million in 2005 that was related to 2004 operations; and increased cash from working capital during 2005 due to higher levels of accounts payable net of slightly higher receivables and inventory levels. The higher distributions at ROVA in 2005 occurred because the project’s lenders withheld $8.3 million (of which our share was $4.15 million) in the third quarter of 2004 as a reserve for a disputed personal property assessment by Halifax County, North Carolina.

Working capital decreased to $9.5 million at year-end 2005 compared to $17.4 million at year-end 2004 as an increase in trade receivables, inventories, current portion of deferred income tax assets and deferred overburden removal costs were more than offset by increases in trade payables due to normal timing differences and an increase in the current portion of asset retirement obligations.

Preferred Stock Dividend

The Company paid a partial dividend of $0.25 per depositary share on January 1, April 1, July 1 and October 1, 2005 and January 1, 2006 and declared a $0.25 partial dividend to be paid April 1, 2006.

Safety and Environmental

The four Company operated-mines set a consolidated Company safety record in 2005. Not a single mine incurred a lost-time accident, and as a result, the lost-time incident rate for the year was zero compared to 1.85 in 2004 when the mines reported 16 lost-time accidents. The preliminary national lost-time incident rate for 2005 has been reported to be 1.61.

The Rosebud, Beulah and Savage Mines also completed 2005 without an environmental notice of violation, and the Absaloka Mine only received one. The Jewett Mine received four violations and has made environmental compliance a priority for 2006.

The Rosebud Mine also received a National Award for Excellence in Surface Mining from the Office of Surface Mining and Enforcement (OSM) of the U.S. Department of the Interior (DOI) for its innovative engineering design for final pit reclamation.

Other Matters

In the second quarter, the Company reached a settlement with Entech LLC (Entech) of all disputes related to the Company’s acquisition of Entech’s coal business in 2001. In the settlement, the Company paid approximately $1.2 million to Entech in full and final settlement of claims either party may have against the other. Entech was in bankruptcy at the time of settlement, which meant that the Company was potentially at risk for the full amount claimed by Entech, while restricted in its ability to recover the amount of any judgment that might be obtained against Entech. The Company believes the negotiated settlement was in the best interests of shareholders in light of this and the cost of continuing the litigation.

In August 2005, the Company also received a favorable court ruling as part of a group of coal operators challenging past premiums assessed by the Combined Benefit Fund for retiree medical benefits. The Federal District Court in Baltimore, Maryland ruled in favor of Westmoreland and the other plaintiff companies entitling the Company to reimbursement of over $6.0 million for improper assessments and to lower premiums going forward. The court stayed reimbursement of the past amounts pending a ruling by the Fourth Circuit Court of Appeals on an appeal by the CBF, but allowed the plaintiff companies to use a new court approved formula on a prospective basis which results in a reduction of over $0.5 million per year in premium payments going forward for Westmoreland.

On September 2, 2005, the Richmond, Virginia Circuit Court granted the ROVA partnership’s motion and denied Dominion Virginia Power’s (“Dominion”) claim that it has a right of first refusal to acquire our partner’s interest in the ROVA Project. Dominion, which purchases the power from ROVA under a long-term contract, had opposed the Company’s efforts to acquire the rest of the ROVA Project from a subsidiary of LG&E Energy LLC (LG&E). Dominion filed a motion for reconsideration of the court’s ruling which was denied. Dominion can now either appeal the decision of the Virginia Circuit Court or seek another declaratory judgment based on amendments to the acquisition agreement that were made after Dominion’s original filing. The Company continues discussions with Dominion and LG&E to resolve the dispute on business terms acceptable to all parties.

Fourth Quarter 2005 Results

Income applicable to common shareholders was $11.5 million, or $1.29 per diluted share, for the fourth quarter ended December 31, 2005. Several significant factors including an additional $4.9 million in income recognized in the fourth quarter for coal shipped throughout the year from the Jewett Mine, a $4.0 million benefit associated with a reduction in anticipated future black lung costs, and a tax benefit of $ 7.2 million driven by a higher estimate of future taxable income led to this unusually strong quarter. Partially offsetting this was a higher workers’ compensation expense of $2.1 million as the result of actuarial changes and updated estimates. This compares to net loss applicable to common shareholders of $4.6 million, or $.56 per diluted share, for the fourth quarter ended December 31, 2004 which included a $3.2 million non-cash charge for actuarial adjustments to workers’ compensation obligations.

Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-K for the period ended December 31, 2005 for additional information.

Management Comment

Christopher K. Seglem, Westmoreland’s Chairman, President and CEO, stated: “We are pleased to report earnings for the fifth consecutive year from the solid base of operations we have put together under the strategic plan for growth we announced in 2000. Earnings in 2005 increased substantially over those for 2004. We sold more tons at higher prices from our mines in 2005 and continued to enjoy solid operating performance from our power operations even though their earnings were diminished by additional tax expenses for prior periods. Earnings were also helped by a significant tax benefit related to higher estimates of future taxable income. The year finished very strong with earnings of $11.5 million in the fourth quarter led by the Jewett Mine’s performance, which included contributions provided for under its amended sales agreement for coal previously shipped, and by the aforementioned tax benefit.”

“I am equally pleased that our operations set an all-time Company safety record with no lost-time accidents. They did so while also establishing an overall production record for the Company. Safety truly does come first at Westmoreland and there is a saying in our industry that safe mines tend to be productive mines. I am also proud that our Rosebud Mine received the National Award for Excellence in Surface Mining from the OSM which reflects Westmoreland’s commitment to responsible mining.”

“Market prices for benchmark low sulfur Southern Powder River Basin coal increased dramatically during the second half of 2005 due to rising base demand, disruptions in rail deliveries, dwindling utility stockpiles, shortages of eastern coal, and large increases in market prices for sulfur dioxide emission allowances, among other things.  These increases and the reliability of deliveries from our operations give us the potential to adjust our prices upwards in connection with scheduled price reopeners under certain of our contracts and during the renewal process for others. Approximately 18% of the Company’s tons were scheduled for contract repricing by the end of the year, allowing us to directly benefit from these market gains. In fact, these redeterminations resulted in a weighted average price increase for these tons of almost 30% effective January 1, 2006. Market gains also benefited us, albeit less directly, in negotiations to improve the economics of our interim agreement with Texas Genco (now NRG Texas).”

“Prices under our cost-plus and base price escalating sales contracts also increased during the course of 2005 due to increased costs of production. Last year was marked by a dramatic escalation of supply costs, especially for diesel fuel, a resource we rely heavily upon in our mining operations. These cost increases present significant challenges under a certain fixed price contract given the magnitude of the increases. However, our cost-plus and base price cost escalating contracts feature specified profit margins which provide significant down-side protection.  Cost increases were not an issue at our Absaloka Mine, where the mine operator absorbs such increases under a fixed cost mining contract.”

“Our results for 2005 include a significant tax benefit related to higher estimates of future taxable income. This should not be surprising given the rise in coal prices over the past year and our expectations for tonnages to be sold in the years ahead, among other things. Taking advantage of the substantial number of tax loss carryforwards the Company had accumulated prior to the implementation of our strategic plan for growth was one of the key elements of that plan for helping the Company regain profitability. The valuation allowance is now small compared to what it was when we announced our strategic plan for growth in 2000, so we are not likely to recognize these kinds of tax benefits in future years. And, since these benefits are based on estimations and projections, it is always possible that the Company would have to change those estimations and projections, resulting in a charge to earnings. Management is working hard to assure that these future projections of income are met. We are also working hard to grow the Company further and increase profitability above current projections.”

“We also believe we solidified the liability side of our balance sheet in 2005. For example, in an effort to resolve certain legal contingencies on a timely, cost-effective basis, we settled several pieces of litigation, including the purchase price adjustment dispute with Entech, the entity from which we acquired the Rosebud and Jewett operations and which is currently in bankruptcy. We also strengthened the factual and accounting basis for recording workers’ compensation obligations related to our former eastern underground coal operations, and expensed the full amounts required to pay the Halifax County claims for the past personal property tax assessments and established a reserve for the North Carolina state income tax claim related to the sale of the Rensselaer Project in 1999.”

“Continued development of new resources to support the requirements of our existing and potential customers is key to our future growth. In Montana we are seeking to permit new reserve areas at our Rosebud and Absaloka mines. The reserve area at the Absaloka Mine will sustain production after currently permitted reserves are exhausted in 2008, and will support a transition to the newly leased Crow reserve where permit application submittal is planned for later in 2006. In North Dakota, we opened a new permitted area in 2005 at the Beulah Mine and are beginning the application process for an additional mining area intended to provide a more consistent and higher quality coal to our customers. And in Texas, the Jewett Mine moved its operations to a more productive area under the new mine plan it began implementing in 2005.”

“Finally, we allocated significant time and resources to development activities in 2005. We have continued to press forward on the ROVA acquisition and to advance the Gascoyne project in North Dakota where we secured an air permit for construction of a 175 MW facility and are now in the process of preparing an application to enlarge the project to 500 MW. The State of North Dakota intends to propose the Gascoyne site to compete to potentially host the FutureGen project and our Jewett Mine has been selected by the State of Texas as one of two sites being proposed by that state. FutureGen is a $1 billion government-industry, cost-shared program to develop a near-zero emission, coal-fueled power plant demonstration project with associated state of the art technology designed to provide for coal gasification, carbon dioxide capture and permanent geologic storage, and hydrogen production in addition to virtually emission-free generation of electricity. With these and other opportunities we are working to develop, we believe we are well positioned to move ahead with the next phase of our growth strategy.”

Westmoreland will file its 2005 Form 10-K with the SEC today and it will be available on the Company’s web site at www.westmoreland.com. Any person interested in receiving a copy of the 2005 Form 10-K and other public documents can request copies by writing to the Company: Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, CO, 80903. The document can also be downloaded from the Company’s web site: www.westmoreland.com.

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership interests in two coal-fired and one natural gas-fired generating plants. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

Throughout this news release, we make statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to manage growth and significantly expanded operations; the ability of the Company to implement its growth and development strategy; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its income tax net operating losses; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of the ROVA Project and the structure of the ROVA Project’s contracts with its lenders and Dominion Virginia Power; the Company’s ability to complete the acquisition of the portion of the ROVA project that it does not currently own; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the contingencies of the Company discussed in Note 20 to the Consolidated Financial Statements; the risk factors set forth; and the other factors discussed in Items 1, 2, 3 and 7 of the Company’s Form 10-K for the period ended December 31, 2005. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

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Contact: Diane Jones (719) 442-2600

Westmoreland Coal Company and Subsidiaries Consolidated Statements of Operations

	2005	2004

(in thousands, except per share data)

Revenue – Coal	$361,963	$320,291
– Independent power	12,727	12,741

Total revenues	374,690	333,032

Cost and expenses	370,426	328,194

Operating income	4,264	4,838

Interest expense	(10,948)	(10,966)
Minority interest	(950)	(1,154)
Interest and other income	5,250	4,808

Loss from operations before income taxes and cumulative effect of change in accounting principle	(2,384)	(2,474)

Income tax benefit	12,897	6,934

Net income before cumulative effect of change in accounting principle	10,513	4,460
Cumulative effect of change in accounting principle, net of income tax expense	1,597	-

Net income	12,110	4,460

Less preferred stock dividend requirements	1,744	1,744

Net income applicable to common shareholders	$10,366	$2,716

Net income per share applicable to common shareholders:
Basic	$1.25	$0.34
Diluted	$1.17	$0.31

Weighted average number of common shares outstanding:
Basic	8,280	8,099
Diluted	8,868	8,662

Westmoreland Coal Company and Subsidiaries Summary Financial Information

	(Unaudited)
	Year Ended December 31,
	2005	2004

	(in thousands)
Cash Flow

Net cash provided by operating activities	$28,759	$9,490

Net cash used in investing activities	(22,846)	(28,501)

Net cash provided by (used in) financing activities	(5,822)	20,869

Sales

Coal - tons (million)	30.0	29.0

	(Unaudited)
	December 31,
	2005	2004

Balance Sheet Data

Total assets	$556,599	$512,438
Total debt	$112,243	$117,259
Shareholders' equity	$52,666	$39,892
Common shares outstanding	8,413	8,169